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                                                                    Exhibit 99.1

                                [TRU-SERV LOGO]


October 25, 2002

Mr. Jonathan G. Katz, Secretary
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Mr. Katz:

Enclosed, for filing, are revised Certifications ordered by the Securities and Exchange Commission's Order No. 4-460:

     - Statement Under Oath of Principal Executive Officer Regarding Facts and Circumstances Relating to the Exchange Act Filings executed by Pamela Forbes Lieberman, President and Chief Executive Officer; and

     - Statement Under Oath of Principal Financial Officer Regarding Facts and Circumstances Relating to Exchange Act Filings executed by David
          A. Shadduck, Chief Financial Officer.

We hereby request that you replace the Certifications that were filed with you on August 13, 2002 with the enclosed amended Certifications (the "Amended Certifications").

As you can see, in the Amended Certifications we have deleted the qualifications regarding the financial statements for year 2000. The TruServ Chief Executive Officer, Pamela Forbes Lieberman and I, Dave Shadduck, the Chief Financial Officer, were not employees of the company during the year 2000. Both Mrs. Lieberman and I were aware that in the fourth quarter of the year 2000, TruServ performed a physical inventory count at the majority of its distribution centers. That inventory count identified $22.2 million of additional inventory that ultimately affected TruServ's income statement by reducing costs of goods sold. While at the time that we filed the original Certifications we were aware of the October 2000 inventory count, we had not had an adequate opportunity to review the inventory reconciliations for the transaction activity leading up to the physical inventory count.

Subsequent to filing the Certifications, during the months of August and September, TruServ conducted a new internal investigation of its records to determine if any of the items related to the $22.2 million pickup belonged in prior years. TruServ's investigation included a review of the physical inventory and cycle count inventory procedures, scopes and results. It also encompassed a transactional roll back to the beginning of the year of the specific stock keeping



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Mr. Jonathan G. Katz, Secretary
October 25, 2002
Page two


units (SKUs) included in the 2000 inventory pick up. TruServ discovered that not all of the necessary transaction detail exists to complete the analysis for the majority of the SKUs. TruServ was only able to identify and completely analyze SKUs that had no usage in 2000. Based on the new information that TruServ uncovered in performing the investigation, we have concluded that only the immaterial amount of approximately $70,000 should have been booked in periods prior to 2000.

The investigation could not establish, however, the period in which most of the items of inventory that constitute the 2000 inventory pickup should have been booked. However, in applying generally accepted accounting conventions, we can now affirm that the items related to the 2000 inventory pickup have been appropriately booked in 2000.

Therefore, we are now prepared to delete the qualifications in our Certifications with respect to the year 2000, as reflected on the enclosed Amended Certifications.

Kindly accept the filing of the Amended Certifications.

Sincerely,



/s/ David A. Shadduck
David A. Shadduck
Sr. Vice President and CFO